EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2010, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Icahn Enterprises L.P. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Icahn Enterprises L.P. on Forms S-3 (File No. 333-143930, effective December 31, 2007) and Form S-4 (File No. 333-143929, effective December 31, 2007).

/s/Grant Thornton LLP

New York, New York
March 3, 2010